EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S COMMON STOCK

The following is a description of the common stock of First Northern Community Bancorp (“FNCB” or “the company”) and certain provisions of the California General Corporation Law (“CGCL”) that may be applicable to shareholders of FNCB.  This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, FNCB’s amended articles of incorporation (“articles of incorporation”) and FNCB’s amended and restated bylaws (“bylaws”), each of which is incorporated by reference to Exhibit 3.1 and Exhibit 3.2, respectively, of FNCB’s Annual Report on Form 10-K. References in this exhibit to “we,” “us,” or “our” are to FNCB.  We encourage you to read our articles of incorporation, our bylaws and the applicable provisions of the CGCL for additional information.

Authorized Capital Stock

Pursuant to the articles of incorporation, the company is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock.  The total number of shares of all classes of capital stock that the company is authorized to issue is 16,040,238, of which 16,000,000 shares are Common Stock, without par value (“common stock”).  The total number of shares of Preferred Stock the company is authorized to issue is 40,238, consisting of 17,390 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, and 22,848 shares of Preferred Stock, without par value per share (“preferred stock”).

On March 13, 2009, pursuant to the U.S. Treasury’s TARP Capital Purchase Program (the “CPP”), FNCB issued and sold, and the U.S. Treasury purchased, (1) 17,390 shares of the company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference of $1,000 per share, and (2) a ten-year warrant (the “Warrant”) to purchase up to 352,977 shares of the Company’s common stock at an exercise price of $7.39 per share, for an aggregate purchase price of $17.39 million in cash.  On September 15, 2011, the company redeemed from the U.S. Treasury $17.4 million in TARP financing, and on November 16, 2011, the company repurchased the Warrant from the U.S. Treasury.  With the repurchase of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and the Warrant, the company concluded its participation in the TARP CPP.  The Fixed Rate Cumulative Perpetual Preferred Stock, Series A, is not available for reissuance for any other purpose.

The Board of Directors is authorized from time to time in one or more series or classes to provide by resolution for the issuance of up to 22,848 shares of preferred stock to participate in the U.S. Treasury’s Small Business Lending Fund instituted under the United States Small Business Jobs Act of 2010.

Subject to the foregoing restrictions, and to the extent not prohibited by law, the Board of Directors is authorized:  (i) to fix the number of shares of any series or class of preferred stock and to determine the designation of any such series or class, (ii) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series or class of preferred stock, including but not limited to rights, preferences, privileges, and restrictions regarding dividends, liquidation, conversion, redemption and voting (including provisions specifying more than one vote per share) and, (iii) within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series or class, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series or class subsequent to the issue of shares of that series or class.

The Federal Reserve Board (“FRB”) generally prohibits a bank holding company, such as FNCB, from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company’s financial position.  The FRB’s policy is that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality, and overall financial condition.

Voting Rights; Cumulative Voting for Directors

The CGCL provides that, except as may be otherwise provided in the articles or with respect to cumulative voting for directors (described below), each outstanding share of stock, regardless of class, shall be entitled to one vote on each matter submitted to a vote of shareholders.

The company’s bylaws provide that, at a shareholders’ meeting at which directors are to be elected, no shareholder shall be entitled to cumulate votes, that is, to cast for any one or more candidates a number of votes greater than the number of the shareholder’s shares, unless the candidates’ names have been placed in nomination prior to commencement of the voting and a shareholder has given notice prior to commencement of the voting of the shareholder’s intention to cumulate votes.  If any shareholder has given such a notice, then every shareholder entitled to vote may cumulate votes for candidates in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that shareholder’s shares are entitled, or distribute the shareholder’s votes on the same principle among all of the candidates, as the shareholder thinks fit.  The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

Special Meetings of Shareholders

FNCB’s bylaws provide that special meetings of the shareholders may be called at any time by the Board of Directors, or by the Chairman of the Board, or by the President, or by one or more shareholders holding shares in the aggregate entitled to cast no less than 10% of the votes at the meeting.  If a special meeting is called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the time of the meeting and the general nature of the business proposed to be transacted.

Shareholder Action by Written Consent
FNCB’s bylaws provide that any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted, provided that the Board of Directors of FNCB, by resolution, shall have previously approved any such action.  In the case of election of directors, a consent otherwise conforming to the requirements of the preceding sentence shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors; provided, however, that a director may be elected at any time to fill a vacancy on the Board that has not been filled by the directors and that was not created by the removal of a director by the written consent of the holders of a majority of the outstanding shares entitled to vote for the election of directors.  Any shareholder giving a written consent, or the shareholder’s proxy holders, or a transferee of the shares or a personal representative of the shareholder or their respective proxy holders, may revoke the consent by a writing received by the Secretary before written consents of the number of shares required to authorize the proposed action have been filed with the Secretary.
Board of Directors
FNCB’s bylaws provide that the company’s directors shall be elected at each annual meeting of the shareholders to hold office until the next annual meeting or until the director has reached the mandatory retirement age of 72 years (or, if approved by the Board of Directors by resolution, at the adjournment of the first meeting of the Board of Directors following his or her 72nd birthday), died, resigned or been removed, whichever occurs first.
A majority of the authorized number of directors constitute a quorum for the transaction of business at a meeting of the Board of Directors, except to adjourn. Every act or decision done or made by a majority of the directors present at a meeting held at which a quorum is present shall be regarded as the act of the Board of Directors, subject to the provisions of section 310 of the CGCL as to approval of contracts or transactions in which a director has a direct or indirect material financial interest, section 311 of the CGCL as to appointment of committees, and section 317(e) of the CGCL as to indemnification of directors.  A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.  A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place.
Number and Qualification of Directors
The company’s bylaws provide that the number of directors may not be less than seven nor more than 13. The exact number of directors shall be fixed from time to time, within these limits, (i) by a resolution duly adopted by the Board of Directors; or (ii) by a bylaw or amendment thereof duly adopted by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares entitled to vote; or (iii) by approval of the shareholders (as defined in Section 153 of the CGCL).  Currently, FNCB has 11 members on its board of directors.
No person shall be a member of the Board of Directors (a) who has not been a resident for a period of at least two years immediately prior to his or her election of a county in which any subsidiary of FNCB maintains an office unless the election of such person shall be approved by the affirmative vote of at least two-thirds (2/3’s) of the members of the Board of Directors then in office, or (b) who owns, together with his or her family residing with him or her, directly or indirectly, more than one percent of the outstanding shares of any banking corporation, affiliate or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than FNCB or any affiliate or subsidiary of the company, or (c) who is a director, officer, employee, agent, nominee, or attorney of any banking corporation, affiliate, or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the company or any affiliate or subsidiary of FNCB, unless (i) such person is a director, officer, employee, agent, nominee, or attorney of a “bank service company” as defined in the Bank Service Company Act, 12 U.S.C., Section 1861-1867(c), performing services for banks which own such bank service company, and (ii) the election of such person shall be approved by the affirmative vote of at least two-thirds (2/3’s) of the members of the Board of Director then in office, or (d) who has or is the nominee of anyone who has any contract, arrangement or understanding with any banking corporation, or affiliate or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the company or any affiliate or subsidiary of the company, or with any officer, director, employee, agent, nominee, attorney or other representative of such covered entity, that he or she will reveal or in any way utilize information obtained as a director of FNCB or that he or she will, directly or indirectly, attempt to effect or encourage any action of the company.

Filling of Vacancies and Removal of Directors
Vacancies on the Board of Directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, except that a vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the vote of a majority of the shares entitled to vote represented at a meeting at which a quorum is present, or by the written consent of holders of all of the outstanding shares entitled to vote.  Each director so elected shall hold office until the next annual meeting of the shareholders and until a successor has been elected and qualified.  A vacancy or vacancies on the Board of Directors shall be deemed to exist in the event of a director’s 72nd birthday (or, if approved by the Board of Directors by resolution, at the adjournment of the first meeting of the Board of Directors following his or her 72nd birthday), death, resignation, or removal, or if the Board of Directors by resolution declares vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony, or if the authorized number of directors is increased, or if the shareholders fail, at any meeting of shareholders at which any director or directors are elected, to elect the number of directors to be voted for at that meeting.  The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors, but any such election by written consent and not involving a vacancy created by removal shall require the consent of a majority of the outstanding shares entitled to vote.
No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
Dividend Rights
Subject to the provisions of the preferred stock, the holders of shares of common stock shall be entitled to receive, when and if declared by the board of directors, out of the assets of the company which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock. California corporate law generally provides that a neither a corporation nor any of its subsidiaries may make any distribution to the corporation's shareholders unless the board of directors has determined in good faith either:
(1) The amount of retained earnings of the corporation immediately prior to the distribution equals or exceeds the sum of (A) the amount of the proposed distribution plus (B) any preferential dividends arrears amount; or
(2) Immediately after the distribution, the value of the corporation's assets would equal or exceed the sum of its total liabilities plus the preferential rights amount.
California corporate law further provides that neither a corporation nor any of its subsidiaries shall make any distribution to the corporation’s shareholders if the corporation or the subsidiary making the distribution is, or as a result thereof would be, likely to be unable to meet its liabilities (except those whose payment is otherwise adequately provided for) as they mature.

Preemptive Rights

Common shares have full preemptive rights, as defined by law, to subscribe for or purchase such holder’s proportionate share of any common stock that may be offered for sale or sold at any time by the company. The Board of Directors has the power to prescribe a reasonable period of time within which the preemptive rights to subscribe to the new shares of common stock must be exercised. The preemptive rights do not apply to the sale or issuance by the company of additional shares of common stock (i) in connection with the acquisition by the company of another entity or business segment of any such entity by merger, purchase of all or substantially all the assets or other type of acquisition transaction; (ii) pursuant to any stock option, stock purchase or other stock plan, agreement or arrangement previously approved by the company’s shareholders; (iii) in a public offering provided that the terms of the offering include a requirement that if the offering is over-subscribed, shares will be allocated on a pro rata basis based on actual paid subscriptions received by the company; or (iv) pursuant to the company’s participation in the CPP, or otherwise in connection with the CPP.

Other Rights and Preferences

Our common stock has no sinking fund or redemption provisions or conversion or exchange rights.

Anti-Takeover Provisions of the Articles of Incorporation, Bylaws and California Law

Provisions of the company’s articles of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control of the company or change in its management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that its shareholders might otherwise deem to be in their best interests. Among other things, the articles of incorporation and bylaws:

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provide that vacancies in the Board may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, except that a vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the vote of a majority of the shares entitled to vote represented at a meeting at which a quorum is present, or by the written consent of holders of all of the outstanding shares entitled to vote.

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provide that any business combination (including, without limitation, any merger or consolidation, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition) of the company or any subsidiary with (i) any Interested Shareholder (as defined in the articles) or (ii) any other corporation or other business entity (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an affiliate of an Interested Shareholder, shall require the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the then outstanding shares of common stock of FNCB entitled to vote. Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or otherwise. In addition to the higher vote requirement, except as otherwise expressly provided in the articles of incorporation, prior to effecting any such business combination, certain conditions described therein shall have been met;

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as a California corporation, the company is subject to the provisions of Section 1203 of the CGCL, which requires it to provide a fairness opinion to its shareholders in connection with their consideration of any proposed “interested party” reorganization;

•	require that candidates for election as director satisfy certain qualification requirements set forth in the bylaws;

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provide that shareholders seeking to present proposals before a meeting of shareholders or to nominate candidates for election as directors at a meeting of shareholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a shareholder’s notice;

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provide that, at a shareholders’ meeting at which directors are to be elected, no shareholder shall be entitled to cumulate votes unless the candidates’ names have been placed in nomination prior to commencement of the voting and a shareholder has given notice prior to commencement of the voting of the shareholder’s intention to cumulate votes; and

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provide that the Board of Directors, when evaluating any offer of another party to (a) make a tender or exchange offer for any Equity Security (as defined in Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on January 1, 2000) of the company, (b) merge or consolidate the company with another corporation, or (c) purchase, lease, or otherwise acquire all or substantially all of the property of the company, shall in connection with the exercise of its judgment in determining what is in the best interests of the company and its shareholders consider all of the following factors and any other factors it deems relevant: (i) the social and economic effects on the employees, shareholders, customers, suppliers, and other constituents of FNCB and its subsidiaries and on the communities in which the company or its subsidiaries operate or are located, including, without limitation, the availability of credit and other banking services to the communities served by the company; (ii) whether the proposed transaction might violate federal or state laws; and (iii) not only the consideration being offered in the proposed transaction in relation to the then current market price for or book value of the outstanding common stock, but also to the market price for or book value of the common stock of the company over a period of years and FNCB’s future value as an independent entity.

Limitation on Liability of Directors; Indemnification

Subject to the regulatory limits on indemnification and advancement, the articles of incorporation provide that the liability of directors of the company for monetary damages shall be eliminated to the fullest extent permissible under California law. The company is authorized to provide indemnification of agents (as defined in section 317 of the CGCL) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law. Indemnification generally shall be made by FNCB only if authorized in the specific case on a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in the bylaws.

This bylaws provide that the company shall indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, other than an action by or in the right of the company, by reason of the fact that the person is or was an agent of FNCB, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if that person acted in good faith and in a manner reasonably believed to be in the best interests of the company, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.  The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in the best interests of FNCB or that the person had reasonable cause to believe that the conduct was unlawful. The bylaws provide that the company shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the company to procure a judgment in its favor by reason of the fact that that person is or was an agent of FNCB, against expenses actually and reasonably incurred in connection with the defense or settlement of that action if that person acted in good faith, in a manner believed to be in the best interests of FNCB and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.

Listing

The company’s common stock is not listed on any exchange; however, trades may be reported on the OTC Markets under the symbol “FNRN”.